Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Patria Latin American Opportunity Acquisition Corp.

Grand Cayman, Cayman Islands

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 8, 2022 relating to the financial statements of Patria Latin American Opportunity Acquisition Corp. (the “Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, NY

March 4, 2022